150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20180266827-02
Barbara K. Cegavske	Filing Date and Time 06/13/2018 10:15 AM
Secretary of State State of Nevada	Entity Number E0827102007-2

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
MedCareers Group, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

See attached Designation of Series A Preferred Amendment document

5. Effective date of filing: (optional) 06/07/2018
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

AMENDEMENT TO DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK

The following changes shall be made to the Designation of Series A Convertible Preferred Stock. No others changes are being made.

1. Section 1 shall be replaced in its entirety and shall hence forth with read as follows:

   SECTION 1. DESIGNATION OF SERIES; RANK. The series of preferred stock established hereby shall be designated "Series A Convertible Preferred Stock" (and shall be referred to herein as the "Series A Preferred Shares"). The Series A Preferred Shares shall rank senior to the Corporation's Common Stock. The authorized number of Series A Preferred Shares shalt be three hundred and thirty thousand (330,000). The number of Series A Preferred Shares may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series A Preferred Shares to less than the number of shares then issued and outstanding.

2. Section 3 shall be replaced in its entirety and shall hence forth with read as follows:

   SECTION 3. LIQUIDATION RIGHT PREFERENCE. The holders of Series A Preferred Shares shall have no liquidation rights.

3. Section 4 shall be replaced in its entirety and shall hence forth with read as follows:

   SECTION 4. VOTING RIGHTS. The holders of Series A Preferred Shares shall have no voting rights.

4. Section 5 shall be replaced in in its entirety and shall henceforthwith read as follows:

   SECTION 5. CONVERSION. The holders of Series A Preferred Shares shall have conversion rights and obligations as follows:

   (i) The holder may, at any time and from time to time convert all of its shares of Series A Preferred Shares into a number of fully paid and nonassessable shares of common stock ("Conversion Shares") determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 0.152 (Conversion Price").

   (ii) Conversion into Common Shares. The Series A Preferred Shares have a forced conversion feature at the option of the Company at any time after issuance and, in any event, any and all issued and outstanding shares of Series A Preferred Shares shall automatically convert into shares of common stock at the Conversion Price, on December 31, 2018.

   (iii) All Conversion Shares will, upon, issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 6 shall be deleted in its entirety